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Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        On August 23, 2005, K-Sea Transportation Partners L.P. (the "Partnership") agreed to acquire, through its operating partnership, all of the outstanding common stock of Sea Coast Towing, Inc. ("Sea Coast") from Marine Resources Group, Inc. for $77 million in cash and 125,000 of its common units representing limited partner interests. The Partnership expects the closing of the acquisition to occur in October 2005, subject to customary closing conditions. The Partnership intends to fund the cash portion of the purchase price through additional long-term borrowings.

        The following summary unaudited pro forma combined financial information reflects the combination of the historical consolidated balance sheets and income statements of the Partnership and Sea Coast, adjusted for certain effects of the probable acquisition and the related anticipated funding.

        The unaudited pro forma combined financial information is based on the following assumptions and adjustments:

  •
  the income statement data presents operations as if the acquisition were effected on July 1, 2004;

  •
  the balance sheet data presents the acquisition as if it were effected on June 30, 2005;

  •
  the balance sheet and income statement data reflect the assumed proceeds from additional long-term borrowings to fund the purchase of Sea Coast; and

  •
  the historical financial statements of Sea Coast, and related accounting policies, have been adjusted to conform to the financial statement presentation format of the Partnership.

        The historical income statement information for the year ended June 30, 2005 is derived from the audited financial statements of the Partnership and from the unaudited financial statements of Sea Coast. The unaudited historical income statement of Sea Coast for the year ended June 30, 2005 was derived by adding the results for the six months ended June 30, 2005 to the results for the year ended December 31, 2004, and subtracting the results for the six months ended June 30, 2004. The unaudited pro forma combined financial information should be read together with the historical financial statements of Sea Coast, which are included in this Current Report on Form 8-K, and with the Partnership's historical consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

        The unaudited pro forma combined financial information is presented for illustrative purposes only. The financial results may have been different if the companies had always been combined or if the transactions had occurred as of the dates indicated above. This financial information does not project the Partnership's financial position or results of operations for any future period. Further, the unaudited pro forma combined financial information does not reflect the effect of anticipated synergies resulting from the acquisition.

K-Sea Transportation Partners L.P.

Unaudited Pro Forma Combined Balance Sheet

June 30, 2005

	Historical
	K-Sea Transportation Partners L.P.	Sea Coast Towing, Inc.	Pro Forma Adjustments			Pro Forma Combined
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$88	$1,724		$(1,724)	(a)	$88
Title XI reserve fund	1,190	—				1,190
Accounts receivable, net	14,299	7,152		(1,056)	(a)	20,395
Deferred taxes	43	—				43
Prepaid expenses and other current assets	4,328	559				4,887

Total current assets	19,948	9,435		(2,780)		26,603
Other assets
Vessels and equipment, net	235,490	40,142		3,249	(b)
				9,858	(c)	288,739
Construction in progress	8,266	—				8,266
Title XI reserve fund	1,570	—				1,570
Deferred financing costs, net	3,489	—		250	(d)	3,739
Goodwill	—	—		31,016		31,016
Other assets	4,499	8		1,500	(c)	6,007

Total assets	$273,262	$49,585		$43,093		$365,940

Liabilities and Partners' Capital
Current liabilities:
Current portion of long-term debt	$2,897	$371	$			$3,268
Accounts payable	9,077	3,546		(79) 250	(a) (d)	12,794
Accrued expenses and other current liabilities	5,646	1,413				7,059

Total current liabilities	17,620	5,330		171		23,121
Title XI bonds	35,791	—				35,791
Term loans	28,205	—				28,205
Credit line and other borrowings	47,112	—		77,500	(e)	124,612
Capital lease obligation	—	1,670				1,670
Deferred taxes	2,594	1,131		(1,131	)(a)	2,594

Total liabilities	131,322	8,131		76,540		215,993
Partners' capital/shareholder's equity	141,940	41,454		4,750	(c)
				(38,197)	(f)	149,947

Total liabilities and partners' capital	$273,262	$49,585		$43,093		$365,940

See accompanying notes to unaudited pro forma combined financial statements.

K-Sea Transportation Partners L.P.

Unaudited Pro Forma Combined Income Statement For the Year Ended June 30, 2005

	Historical
	K-Sea Transportation Partners L.P.	Sea Coast Towing, Inc.	Pro Forma Adjustments			Pro Forma
	(in thousands)
Voyage revenue	$118,811	$49,186	$			$167,997
Bareboat charter and other revenue	2,583					2,583

Total revenues	121,394	49,186				170,580

Voyage expenses	24,220	10,010				34,230
Vessel operating expenses	49,296	25,899		(3,030)	(b)	72,165
General and administrative expenses	11,163	4,068				15,231
Depreciation and amortization	21,399	4,261		1,976 (193	(b) )(h)	27,443
Net (gain) loss on disposal of vessels	(264)	25				(239)

Total operating expenses	105,814	44,263		(1,247)		148,830

Operating income	15,580	4,923		1,247		21,750
Interest expense, net	5,949	57		5,425	(e)	11,431
Net loss on reduction of debt	1,359	—				1,359
Other (income) expense, net	(27)	(110)				(137)

Income before provision (benefit) for income taxes	8,299	4,976		(4,178)		9,097
Provision for income tax	163	1,230		(1,131	)(a)	262

Net income (loss)	$8,136	$3,746		$(3,047)		$8,835

General partner's interest in net income	163					177
Limited partners' interest:
Net income	$7,973					$8,658
Net income per unit—basic:	$0.95					$1.02
—diluted:	0.95					$1.01
Weighted average units outstanding—basic:	8,372					8,497
—diluted:	8,419					8,544

See accompanying notes to unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Information

(dollars in thousands)

Pro forma adjustments

(a)
Reflects the elimination of certain assets and liabilities, consisting primarily of cash and affiliate receivables and payables, and tax liabilities which are not being purchased from seller. Furthermore, the purchase agreement indemnifies K-Sea for the Parent's liability for income taxes relating to the pre-acquisition operations of Sea Coast.

(b)
Reflects a change from Sea Coast's method of accounting for drydocking expenditures (expensed currently) to the Partnership's method of accounting for drydocking expenditures (capitalized and amortized over 36 months). Both methods are acceptable under U.S. generally accepted accounting principles.

(c)
The total estimated purchase price for the proposed acquisition of Sea Coast is $82.3 million, calculated as follows:

Cash purchase price to seller	$77,000
Value of common units to seller	4,750
Estimated direct acquisition costs	500

Total purchase price	$82,250

          The acquisition of Sea Coast will be accounted for as an acquisition under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No 141, Business Combinations. The assets and liabilities of Sea Coast will be reflected at fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the Partnership's unaudited pro forma combined financial information are preliminary and subject to change. Such adjustments have been made solely for purposes of developing the Partnership's unaudited pro forma combined financial information.

          The Partnership's preliminary allocation of the total purchase price for the Sea Coast acquisition is as follows:

	Estimated Net Book Value of Acquired Assets and Liabilities	Adjustment	Preliminary Fair Value
Current assets	$6,655		$6,655
Vessels and equipment	40,142	$9,858	50,000
Intangible assets	—	1,500	1,500
Goodwill	—	31,016	31,016
Current liabilities	5,251		5,251
Other long term liabilities	1,670		1,670

Total purchase price	$39,876	$42,374	$82,250

          Approximately $1,500 of the purchase price has been preliminarily allocated to identifiable intangible assets consisting primarily of customer lists and non-compete agreements. These intangible assets are being amortized over estimated useful lives ranging from 3 to 5 years.

          Vessels and equipment are depreciated over useful lives varying from five to twenty years.

(d)
Reflects estimated costs of $250, to be incurred in connection with the financing described in (e) below.

(e)
The Partnership will continue to use its current credit facility for working capital purposes. The adjustment reflects anticipated long-term borrowings of $77,500 to pay the cash portion of the purchase price and related transaction costs, which will be financed under a larger credit facility or through the issuance of debt securities (with an assumed interest rate of 7.00%). A 1/8% change in this assumed rate would change interest expense by $97 annually.

(f)
Reflects the net impact of adjustments (a) though (e).

(g)
The purchase of Sea Coast includes one barge and one tugboat which were transferred from the Parent in May 2005. For the period from July 1, 2004 until such transfer, the Parent recorded revenue of $4,454, operating expenses of $2,849, and depreciation expense of $266. These amounts are not reflected in the unaudited pro forma combined income statement.

(h)
Reflects a decrease in depreciation of acquired vessels of $618, which results from an increase in the estimated average useful lives of the assets from 14 to 17 years. Also reflects amortization of identified intangibles and deferred financing costs of $425.

(i)
Net income per limited partner unit is determined by dividing net income, after deducting the amount of net income allocated to the general partner interest, by the weighted average number of units outstanding during the year. Diluted net income per unit reflects the dilutive effect of outstanding, unvested restricted units. The pro forma weighted average units outstanding reflects the additional 125,000 units to be issued upon closing of the transaction.

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
K-Sea Transportation Partners L.P. Unaudited Pro Forma Combined Balance Sheet June 30, 2005
K-Sea Transportation Partners L.P. Unaudited Pro Forma Combined Income Statement For the Year Ended June 30, 2005
Notes to Unaudited Pro Forma Combined Financial Information (dollars in thousands)